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Exhibit (a)(1)(H)

LETTER FROM THE NORTHERN TRUST COMPANY TO PARTICIPANTS
IN THE TRIBUNE COMPANY RETIREMENT PLANS

April 25, 2007

Dear Retirement Plan Participant:

        On April 25, 2007, Tribune Company, a Delaware corporation (the "Company") commenced an offer to purchase up to 126,000,000 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), including the associated preferred share purchase rights (the "rights") issued under the Rights Agreement, dated as of December 12, 1997, as amended (the "Rights Agreement"), between the Company and Computershare Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, at a price of $34.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the attached Offer to Purchase and related Letter of Transmittal (which together, as amended and supplemented from time to time, constitute the "Tender Offer").

        The Tender Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 1, 2007 (the "Merger Agreement"), by and among the Company, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "ESOP"), Tesop Corporation, a Delaware corporation wholly owned by the ESOP ("Merger Sub") and, for limited purposes, EGI-TRB, L.L.C., a Delaware limited liability company wholly owned by a trust established for the benefit of Samuel Zell and his family. The Merger Agreement provides for a number of transactions, as described in the enclosed Offer to Purchase and, subject to the conditions set forth therein, the subsequent merger of Merger Sub with and into the Company (the "Merger"), in which all remaining shares of the Company's common stock, other than shares held by the ESOP and dissenting shares, will be converted into the right to receive $34.00 per share, net to the seller in cash. The board of directors of the Company, based on the recommendation of a special committee of independent directors, has determined that the Merger Agreement, including the Tender Offer and the Merger, is advisable and in the best interests of the Company and its unaffiliated stockholders, and recommends that the Company's stockholders tender their shares into the Tender Offer. Representatives of Chandler Trust No. 1 and Chandler Trust No. 2 (the "Chandler Trusts") on the Board of Directors abstained from voting as directors.

        As a participant in the Tribune Company 40l(k) Savings and Profit Sharing Plan, the Tribune Company Defined Contribution Retirement Plan, or the Times Mirror Savings Plus Plan (collectively, the "Retirement Plans"), you have the right to direct The Northern Trust Company ("Northern") in its capacity as the trustee of the Retirement Plans, whether or not to tender any shares of Company Common Stock allocated to your Retirement Plan account ("Plan Shares"). YOU MAY GIVE DIRECTIONS TO NORTHERN TO TENDER YOUR PLAN SHARES THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED TENDER INSTRUCTION FORM. If you do not wish to use the enclosed envelope, you may also mail your Instruction Form to: The Northern Trust Company, c/o Ellen Philip Associates, 134 West 26th Street, New York, NY 10001. Northern is not making any recommendation to you as to whether to submit your Plan Shares into the Tender Offer or to refrain from having your Plan Shares submitted. You should carefully review the enclosed documents in order to make your own decision as to whether to direct Northern to tender your Plan Shares and, if so, how many Plan Shares to tender. If you do elect to direct Northern to tender any of your Plans Shares, the proceeds received in respect to your Plan Shares tendered and accepted will be invested pursuant to your directions set forth on the attached form entitled "Investing Your Tendered Shares" (the "Proceeds Direction Form") and will remain in the Retirement Plans. You may elect to redirect the proceeds to any of the other available investment options under the Retirement Plans once the proceeds have been allocated to your account under the

Retirement Plans and invested pursuant to your Proceeds Direction Form. The enclosed Tender Offer documents, which direct shareowners may use, have been included for your information only and cannot be used to instruct the trustee of the Retirement Plans as to whether to tender Plan Shares held under the Retirement Plans.

        If you are also a direct shareowner of the Company, you will receive under separate cover another copy (or copies) of the Tender Offer documents which can be used to tender your directly-owned shares if you choose to do so.

        Northern has the sole authority under the trust forming a part of the Retirement Plans to tender Plan Shares. However, under the terms of the trust forming a part of the Retirement Plans, each participant or beneficiary, including you, is designated a "named fiduciary" for purposes of making a decision as to whether to direct Northern to tender the Plan Shares allocated to your account under the Retirement Plan in accordance with the terms of the Tender Offer. Under the terms of the Retirement Plans, you are designated a "named fiduciary" to the extent of your authority to direct the tender of their Plan Shares, and Northern is required to follow your validly delivered directions, provided they are in accordance with the terms of the Retirement Plan in question and are not inconsistent with its responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In general, fiduciaries under ERISA (including persons designated "named fiduciaries") are required to act prudently, solely in the interests of the Plan participants and beneficiaries, and for the exclusive purpose of providing benefits to Plan participants and beneficiaries. By submitting your Instruction Form to tender or refrain from tendering your Plan Shares to Northern either through the Internet or by signing, dating and returning the instruction form, you accept your designation under the plan as a "named fiduciary" and understand that you should exercise your right to direct Northern in a prudent manner.

        Please note that the Retirement Plans are prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company Common Stock. Accordingly, if you elect to direct Northern to submit your Plan Shares into the Tender Offer and the prevailing market price of Company Common Stock on the date the Tender Offer expires is higher than $34.00 per share, your Plan Shares will not be submitted into the Tender Offer. This will result in your selected percentage of your Plan Shares not being submitted into the Tender Offer for purchase by the Company.

        You may change your instruction to Northern or instruct Northern to withdraw your prior tender instruction, as long as you do so prior to 5:00 p.m., New York City time, on May 22, 2007, which is two New York Stock Exchange trading days prior to the expiration of the Tender Offer. If the tender offer is extended, then you must ensure that Northern receives any changes to your tender instructions or your withdrawal request by 5:00 p.m., New York City time, on the date that is two (2) New York Stock Exchange trading days before the new expiration date. To change or withdraw a tender instruction that you have submitted, you must either call the Hewitt Associates LLC, the recordkeeper for the Retirement Plans, at (800) 872-2222 or your Benefits Service Center at (800) 872-2222 to request a new Tender Instruction Form or submit your changes through the Internet. Please note that if you submit instruction form which is signed on the same date as an instruction submitted through the Internet, Northern will follow the instruction received through the Internet.

        If valid instructions to tender Plan Shares are not received by 5:00 p.m., New York City time, on May 22, 2007, the Plan Shares allocated to your Retirement Plan account will not be tendered. Please note that your instructions as to whether or not you tender will not be disclosed to the Company and will be kept confidential.

THE NORTHERN TRUST COMPANY

2

The Tribune Company 401(k) Savings and Profit Sharing Plan,
the Tribune Company Defined Contribution Retirement Plan,
the Times Mirror Savings Plus Plan
(collectively, the "Retirement Plans")

CONTROL NUMBER:

Make sure to retain a copy of your control number in case you need it at a future time to make a revocation.

BEFORE SUBMITTING YOUR TENDER INSTRUCTIONS, YOU SHOULD CAREFULLY READ THE ACCOMPANYING OFFER DOCUMENTS AND ALL OTHER ENCLOSED MATERIALS. WHETHER OR NOT YOU DECIDE TO ACCEPT THE OFFER, YOU SHOULD DELIVER YOUR INSTRUCTION TO THE INDEPENDENT TABULATOR.

As a participant in one or more of the Retirement Plans you may instruct The Northern Trust Company, as trustee of the Retirement Plans, to tender all, some or none of the Tribune Company shares of common stock credited to your Plan account pursuant to the Tender Offer by Tribune Company.

  To instruct by Internet, have your control number handy and go to: https://www.tabulationsplus.com/trb. You may elect to receive an e-mail confirmation. Or you may complete, sign and date this form and mail it promptly to the Independent Plan Tabulator in the enclosed, postage-prepaid envelope.

Regardless of the manner in which you submit your instruction, it must be received by the Independent Plan Tabulator no later than 5:00 P.M., Eastern time, on May 22, 2007, to be included in the tabulation, unless the Tender Offer is extended. If you wish to change a prior instruction you may do so by issuing a new instruction by Internet. Issuing a new instruction will effectively revoke any prior instruction. No matter how many instructions you submit, only your latest instruction will be counted.

Check ONE box below:

  ☐    TENDER ALL Plan shares of Tribune Company common stock allocated to my Plan account pursuant to the Tender Offer.

  ☐    TENDER                          PERCENT (%) (1%-99%, whole percentage only) of shares of Tribune Company common stock allocated to my Plan account pursuant to the Tender Offer.

  ☐    DO NOT TENDER ANY shares of Tribune Company common stock allocated to my Plan account pursuant to the Tender Offer.

        I acknowledge receipt of the Tender Offer materials and the letter from The Northern Trust Company, as trustee of the Retirement Plans.

, 2007
Signature	Date

For investment of your Tender Offer proceeds, mark the appropriate fund election(s) on the reverse side of this form. Your signature applies also to the investment election(s) you make.

Investing Your Tendered Shares

        I hereby direct that my Tender Offer proceeds be invested as follows:
(Your selection, in whole percentages, must total 100%)

Vanguard Retirement Income %
Vanguard Retirement 2005%
Vanguard Retirement 2010%
Vanguard Retirement 2015%
Vanguard Retirement 2020%
Vanguard Retirement 2025%
Vanguard Retirement 2030%
Vanguard Retirement 2035%
Vanguard Retirement 2040%
Vanguard Retirement 2045%
Vanguard Retirement 2050%
Vanguard Money Market %
Fidelity Stable Value %
Vanguard Total Bond Market Index %
Vanguard Wellington %
Vanguard Institutional Index %
Vanguard Extended Market Index %
Vanguard International Growth %
Vanguard Explorer %
Total (must equal 100%)	100%

These investment elections will not affect how your current balances or future contributions to the Tribune 401(k) Plans are invested.

Please note that if you do not make an investment election or your investment election does not add up to 100%, your tendered shares will be invested automatically in the Vanguard Target Retirement fund which is closest to your retirement date based on the year you turn 65. For example, if you turn 65 in 2029, you would be invested in the 2030 fund and if you turn 65 in 2041 you would be invested in the 2040 fund. As the retirement date approaches, the fund gradually shifts from more aggressive investments to more conservative ones.

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LETTER FROM THE NORTHERN TRUST COMPANY TO PARTICIPANTS IN THE TRIBUNE COMPANY RETIREMENT PLANS
The Tribune Company 401(k) Savings and Profit Sharing Plan, the Tribune Company Defined Contribution Retirement Plan, the Times Mirror Savings Plus Plan (collectively, the "Retirement Plans")
Investing Your Tendered Shares